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                                                                     Exhibit 5.1

April 7, 2005

JMAR Technologies, Inc.
5800 Armada Drive
Carlsbad, California 92008

Gentlemen:

I am acting as your counsel in connection with the registration by you under the Securities Act of 1933 (the "1933 Act") of 5,471,319 shares of Common Stock of JMAR Technologies, Inc. (the "Company"), of which 3,799,355 shares are issued and outstanding and 1,671,964 shares are authorized for issuance upon the exercise of Warrants and other purchase rights ("Warrants"), all of which shares (the "Selling Stockholders' Shares) are to be sold by the persons listed as selling stockholders in the Form S-3 Registration Statement which you have filed with the Securities and Exchange Commission to register such securities under the 1933 Act.

In rendering this opinion, I have examined and relied upon, among other things, originals or copies, identified to my satisfaction as being true copies, of the following: Certificate of Incorporation of the Company, as amended to date; Bylaws of the Company, as amended to date; and corporate records and other instruments and documents as were deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, I have, when the relevant facts were not independently established by me, relied upon the documents I have examined or upon certificates of officers of the Company. In my examination of the documents referred to above, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am an attorney duly admitted and qualified to practice in the State of California and I express no opinion as to the laws of any other jurisdiction other than (i) the laws of the State of California,
(ii) the corporation laws, including statutes and case law, of the State of Delaware, and (iii) the Federal laws of the United States of America.

Based on the foregoing, and in reliance thereon, I am of the opinion that (i) all of the Selling Stockholders' Shares have been duly authorized, (ii) the 3,799,355 shares of Common Stock that are issued and outstanding are validly issued, fully paid and non-assessable, (iii) the 1,671,964 shares of Common Stock that are issuable upon exercise of the Warrants have been validly reserved for issuance upon exercise thereof, and (iv) upon receipt by the Company of full payment of the exercise price for the Warrants and delivery of certificates representing the shares issuable upon said exercise, the 1,671,964 shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an Exhibit to the said S-3 Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus which forms a part thereof.

                               Very truly yours,

                               /s/ JOSEPH G. MARTINEZ
                               Joseph G. Martinez
                               Senior Vice President and General Counsel